UNITED STATES SECURITIES
                             AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                                               SEC FILE NUMBER
                                                                   000-29211
                                                                 CUSIP NUMBER

                           NOTIFICATION OF LATE FILING

(Check One):      ____Form 10-K ___Form 20-F ____Form 11-K  [X] Form 10-Q
                  ___ Form N-SAR

For Period Ended:          March 31, 2000
                           { } Transition Report on Form 10K
                           { } Transition Report on Form 20-F
                           { } Transition Report on Form 11-K
                           { } Transition Report on Form 10-Q
                           { } Transition Report on Form N-SAR
                           For the Transition Period Ended_____________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

DAC Technologies Group International, Inc.
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Full Name of Registrant


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Former Name if Applicable


3200 North Ocean Boulevard
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Address of Principal Executive Office (Street and Number)


Fort Lauderdale, Florida 33308
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City, State and Zip Code


PART II- RULES 12B-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

______(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.


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[X]  (b) The subject annual report, semiannual report, transition report on Form
10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

______(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         Registrant has recently engaged the services of a new accounting firm and auditor. The accounting firm needs some additional time to get up to speed. Registrant will make every effort to file the 10-Q on a timely basis, which is being drafted at the current time.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Allan M. Lerner, Esq.                       (954) 563-8111
----------------------                      --------------
     Name                              Area Code & Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
Yes
----

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. No [ ]



                   DAC Technologies Group International, Inc.
                   ------------------------------------------
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized

Dated:   May 9, 2000            DAC Technologies Group International, Inc.
                                By: /s/ Robert C. Goodwin
                                    ---------------------------------
                                    Robert C Goodwin, Chief Financial Officer

INSTRUCTION:               This form may be signed by an executive officer of
                           the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature, If the statement is signed on behalf of the registrant by an authorized (other than an executive officer) evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).